Exhibit 99

Eaton Reports Record Second Quarter 2022 Results

  Second Quarter Earnings Per Share of $1.50 and Record Quarterly Adjusted Earnings Per Share of $1.87, up 9% Over 2021
  Record Quarterly Segment Margins of 20.1%, 150 Basis Points Above the Second Quarter of 2021
  11% Organic Sales Growth, at the High End of Guidance, Record Backlog and Robust Order Activity up 25% in Electrical and up 19% in Aerospace
  Raised Full Year 2022 Organic Growth and Adjusted Earnings Per Share Guidance

DUBLIN--(BUSINESS WIRE)--August 2, 2022--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.50 for the second quarter of 2022. Excluding charges of $0.24 per share related to intangible amortization, $0.11 per share related to acquisitions and divestitures, and $0.02 per share related to a multi-year restructuring program, adjusted earnings per share of $1.87 were a quarterly record and up 9% over the second quarter of 2021.

Sales in the second quarter of 2022 were $5.2 billion, flat to the second quarter of 2021. Organic sales were up 11% and acquisitions added 2%, which was offset by 11% from the divestiture of the Hydraulics business and 2% from negative currency translation.

Second quarter segment margins were 20.1%, a quarterly record and above the high end of the guidance. This represents a 150-basis point improvement over the second quarter of 2021. Operating cash flow in the second quarter of 2022 was $340 million and free cash flow was $201 million.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had another record quarter amid the external challenges of today’s environment. Robust order growth in Electrical and Aerospace demonstrates continuing strong demand. This performance validates our active portfolio management strategy aimed at capitalizing on secular growth drivers and maintaining resilience amid potential economic weakness. I want to thank our dedicated teams for their strong execution.”

For the full year 2022, the company is raising its organic growth guidance from 9-11% to 11-13% and raising adjusted earnings per share to between $7.36 and $7.76. For the third quarter of 2022, the company anticipates organic growth of 13-15% and adjusted earnings per share of between $1.95 and $2.05.

Business Segment Results

Sales for the Electrical Americas segment were $2.1 billion, up 15% from the second quarter of 2021. Organic sales were up 16%, partially offset by negative currency translation of 1%. Operating profits were $495 million, up 26% over the second quarter of 2021. Operating margins in the quarter were 23.2%, up 190 basis points over the second quarter of 2021.

The twelve-month rolling average of orders remained strong in the second quarter and was up 29% organically, with strength across all end markets. Backlog at the end of June remained strong and was a record, up 89% organically over June 2021.

Sales for the Electrical Global segment were $1.5 billion, up 5% over the second quarter of 2021. Organic sales were up 12%, partially offset by negative currency translation of 7%. Operating profits were $282 million, up 9% over the second quarter of 2021. Operating margins in the quarter were 18.9%, up 60 basis points over the second quarter of 2021.

The twelve-month rolling average of orders in this segment also remained strong in the second quarter and was up 19% organically, driven by strength across all end markets. At the end of June, backlog was also strong, up 38% organically over June 2021.

Aerospace segment sales were $742 million, up 19% from the second quarter of 2021. Organic sales were up 10% and the acquisition of Mission Systems added 12%, which was partially offset by 3% negative currency translation. Operating profits were $163 million, up 24% from the second quarter of 2021. Operating margins in the quarter were 21.9%, up 90 basis points over the second quarter of 2021.

The twelve-month rolling average of orders continued to be strong in the second quarter and was up 19% organically, driven by strength in commercial OEM and commercial aftermarket. Backlog at the end of June was up 12% organically over June 2021.

The Vehicle segment posted sales of $708 million, up 5% from the second quarter of 2021. Organic sales were up 7%, partially offset by 2% from negative currency translation. Operating profits were $108 million and operating margins in the quarter were 15.3%.

eMobility segment sales were $136 million, up 55% over the second quarter of 2021. Organic sales were up 11% and the acquisition of Royal Power Solutions added 46%, which was partially offset by 2% negative currency translation. The segment recorded an operating loss of $2 million, reflecting continued investment in research and development and start-up costs associated with new program wins. Operating margins improved 530 basis points, driven by higher volumes and the impact of the Royal Power Solutions acquisition.

Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Founded in 1911, Eaton has been listed on the NYSE for nearly a century. We reported revenues of $19.6 billion in 2021 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on Twitter and LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the third quarter and full year 2022 adjusted earnings per share and organic sales growth, as well as anticipated restructuring program charges. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic globally and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended June 30, 2022, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2022	2021	2022	2021
Net sales	$5,212	$5,215	$10,054	$9,907

Cost of products sold	3,505	3,545	6,774	6,729
Selling and administrative expense	828	876	1,618	1,671
Research and development expense	168	154	333	302
Interest expense - net	31	37	63	75
Gain on sale of business	—	—	24	—
Other income - net	(41)	(17)	(50)	(28)
Income before income taxes	720	620	1,339	1,158
Income tax expense	119	114	205	193
Net income	601	506	1,135	965
Less net income for noncontrolling interests	—	—	(1)	(1)
Net income attributable to Eaton ordinary shareholders	$601	$506	$1,133	$964

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.50	$1.26	$2.82	$2.40
Basic	1.51	1.27	2.84	2.42

Weighted-average number of ordinary shares outstanding
Diluted	400.7	401.4	401.2	401.2
Basic	399.0	398.8	399.1	398.6

Cash dividends declared per ordinary share	$0.81	$0.76	$1.62	$1.52

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$601	$506	$1,133	$964
Excluding acquisition and divestiture charges, after-tax	44	72	47	109
Excluding restructuring program charges, after-tax	8	11	22	23
Excluding intangible asset amortization expense, after-tax	99	101	198	171
Adjusted earnings	$751	$690	$1,400	$1,267

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.50	$1.26	$2.82	$2.40
Excluding per share impact of acquisition and divestiture charges, after-tax	0.11	0.18	0.12	0.27
Excluding per share impact of restructuring program charges, after-tax	0.02	0.03	0.05	0.06
Excluding per share impact of intangible asset amortization expense, after-tax	0.24	0.25	0.50	0.43
Adjusted earnings per ordinary share	$1.87	$1.72	$3.49	$3.16
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2022	2021	2022	2021
Net sales
Electrical Americas	$2,131	$1,849	$4,022	$3,471
Electrical Global	1,495	1,418	2,932	2,671
Hydraulics	—	560	—	1,121
Aerospace	742	625	1,459	1,144
Vehicle	708	675	1,379	1,329
eMobility	136	88	262	171
Total net sales	$5,212	$5,215	$10,054	$9,907

Segment operating profit (loss)
Electrical Americas	$495	$393	$857	$725
Electrical Global	282	259	561	472
Hydraulics	—	73	—	157
Aerospace	163	131	321	227
Vehicle	108	121	221	234
eMobility	(2)	(6)	(5)	(13)
Total segment operating profit	1,046	971	1,955	1,802

Corporate
Intangible asset amortization expense	(122)	(108)	(250)	(200)
Interest expense - net	(31)	(37)	(63)	(75)
Pension and other postretirement benefits income	9	16	28	30
Restructuring program charges	(10)	(13)	(28)	(29)
Other expense - net	(171)	(209)	(302)	(370)
Income before income taxes	720	620	1,339	1,158
Income tax expense	119	114	205	193
Net income	601	506	1,135	965
Less net income for noncontrolling interests	—	—	(1)	(1)
Net income attributable to Eaton ordinary shareholders	$601	$506	$1,133	$964
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In millions)	2022	2021
Assets
Current assets
Cash	$364	$297
Short-term investments	259	271
Accounts receivable - net	3,837	3,297
Inventory	3,445	2,969
Prepaid expenses and other current assets	781	677
Total current assets	8,687	7,511

Property, plant and equipment - net	3,043	3,064

Other noncurrent assets
Goodwill	14,805	14,751
Other intangible assets	5,689	5,855
Operating lease assets	493	442
Deferred income taxes	403	392
Other assets	2,033	2,012
Total assets	$35,153	$34,027

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1,392	$13
Current portion of long-term debt	2,030	1,735
Accounts payable	3,013	2,797
Accrued compensation	363	501
Other current liabilities	2,176	2,166
Total current liabilities	8,974	7,212

Noncurrent liabilities
Long-term debt	6,277	6,831
Pension liabilities	772	872
Other postretirement benefits liabilities	253	263
Operating lease liabilities	386	337
Deferred income taxes	628	559
Other noncurrent liabilities	1,446	1,502
Total noncurrent liabilities	9,762	10,364

Shareholders’ equity
Eaton shareholders’ equity	16,380	16,413
Noncontrolling interests	36	38
Total equity	16,416	16,451
Total liabilities and equity	$35,153	$34,027
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2022 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

The Company's third quarter and full year adjusted earnings guidance for 2022 is as follows:

	Three months ended September 30, 2022	Year ended December 31, 2022
Net income per share attributable to Eaton ordinary shareholders - diluted	$1.60 - $1.70	$5.99 - $6.39
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.08	0.28
Excluding per share impact of restructuring program charges (after-tax)	0.03	0.11
Excluding per share impact of intangible asset amortization expense (after-tax)	0.24	0.98
Adjusted earnings per ordinary share	$1.95 - $2.05	$7.36 - $7.76

A reconciliation of operating cash flow to free cash flow is as follows:

(In millions)	Three months ended June 30, 2022
Operating cash flow	$340
Capital expenditures for property, plant and equipment	(139)
Free cash flow	$201

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES

Acquisition of a 50% stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business

On July 1, 2022, Eaton acquired a 50 percent stake in Jiangsu Huineng Electric Co., Ltd’s circuit breaker business, which manufactures and markets low-voltage circuit breakers in China. Eaton will account for this investment on the equity method of accounting and will report it within the Electrical Global business segment.

Russia

During the second quarter of 2022, in light of the ongoing war with Ukraine, the Company decided to exit its business operations in Russia and recorded charges of $29 million. The charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance.

Acquisition of Royal Power Solutions

On January 5, 2022, Eaton acquired Royal Power Solutions for $612 million, net of cash received. Royal Power Solutions is a U.S. based manufacturer of high-precision electrical connectivity components used in electric vehicle, energy management, industrial and mobility markets. Royal Power Solutions is reported within the eMobility business segment.

Sale of Hydraulics business

On August 2, 2021, Eaton completed the sale of the Hydraulics business to Danfoss A/S. As a result of the sale, the Company received $3.1 billion, net of cash sold, and recognized a pre-tax gain of $617 million in 2021. According to the terms of the sales agreement, the Company finalized negotiations of post-closing adjustments with Danfoss A/S during the first quarter of 2022. As a result of these negotiations, the Company recognized an additional pre-tax gain of $24 million. In the second quarter of 2022, Eaton received cash of $22 million from Danfoss A/S to fully settle all post-closing adjustments. The business had sales of $1.3 billion in 2021 through the date of the sale.

Acquisition of Mission Systems

On June 1, 2021, Eaton acquired Mission Systems for $2.80 billion, net of cash received. Mission Systems is a leading manufacturer of air-to-air refueling systems, environmental systems, and actuation primarily for defense markets. Mission Systems is reported within the Aerospace business segment.

Acquisition of Tripp Lite

On March 17, 2021, Eaton acquired Tripp Lite for $1.65 billion, net of cash received. Tripp Lite is a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Tripp Lite is reported within the Electrical Americas business segment.

Note 3. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2022	2021	2022	2021
Acquisition integration, divestiture charges and transaction costs	$51	$87	$79	$133
Gain on the sale of the Hydraulics business	—	—	(24)	—
Total before income taxes	51	87	55	133
Income tax benefit	7	15	8	24
Total after income taxes	$44	$72	$47	$109
Per ordinary share - diluted	$0.11	$0.18	$0.12	$0.27

Acquisition integration, divestiture charges and transaction costs in 2022 are primarily related to the acquisitions of Royal Power Solutions, Souriau-Sunbank Connection Technologies, Green Motion, Tripp Lite, and Mission Systems, and other charges to acquire and exit businesses. These costs also included charges of $29 million related to the decision in the second quarter to exit the Company's business operations in Russia. These charges consisted primarily of write-downs of accounts receivable, inventory and other assets, and accruals for severance. Charges in 2021 are primarily related to the divestiture of the Hydraulics business, the acquisitions of Tripp Lite, Mission Systems, Souriau-Sunbank Connection Technologies, and Ulusoy Elektrik Imalat Taahhut ve Ticaret A.S., and other charges to exit businesses. These charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES

In the second quarter of 2020, Eaton decided to undertake a multi-year restructuring program to reduce its cost structure and gain efficiencies in its business segments and at corporate in order to respond to declining market conditions brought on by the COVID-19 pandemic. Since the inception of the program, the Company has incurred charges of $320 million. These restructuring activities are expected to incur additional expenses of $30 million in 2022 primarily comprised of plant closing and other costs, resulting in total estimated charges of $350 million for the entire program.

A summary of restructuring program charges is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2022	2021	2022	2021
Workforce reductions	$2	$(2)	$7	$—
Plant closing and other	8	15	21	29
Total before income taxes	10	13	28	29
Income tax benefit	2	2	6	6
Total after income taxes	$8	$11	$22	$23
Per ordinary share - diluted	$0.02	$0.03	$0.05	$0.06

Restructuring program charges related to the following segments:

	Three months ended June 30		Six months ended June 30
(In millions)	2022	2021	2022	2021
Electrical Americas	$5	$3	$10	$8
Electrical Global	1	—	6	2
Aerospace	2	2	5	3
Vehicle	3	5	6	11
eMobility	—	1	—	1
Corporate	—	2	2	4
Total	$10	$13	$28	$29

These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other income - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items. The projected mature year savings from these restructuring actions are expected to be $250 million when fully implemented in 2023.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE

Intangible asset amortization expense is as follows:

	Three months ended June 30		Six months ended June 30
(In millions except for per share data)	2022	2021	2022	2021
Intangible asset amortization expense	$122	$108	$250	$200
Income tax benefit	23	7	52	29
Total after income taxes	$99	$101	$198	$171
Per ordinary share - diluted	$0.24	$0.25	$0.50	$0.43

Contacts

Eaton Corporation plc
Jennifer Tolhurst, Media Relations, +1 (440) 523-4006
jennifertolhurst@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558